Exhibit 4.3

AMENDED AND RESTATED SECURITY AGREEMENT

made by

Strattec Security Corporation

in favor of

BMO HARRIS BANK N.A.

Dated as of June 28, 2012

TABLE OF CONTENTS

Page

1.	DEFINED TERMS		1
	1.1	Definitions	1

	1.2	Other Definitional Provisions	5

2.	GRANT OF SECURITY INTEREST		5
3.	REPRESENTATIONS AND WARRANTIES		6
	3.1	Representations in Credit Agreement	6

	3.2	Title; No Other Liens	7

	3.3	Perfected First Priority Liens	7

	3.4	Jurisdiction of Organization; Chief Executive Office	7

	3.5	Inventory and Equipment	7

	3.6	Investment Property	7

	3.7	Receivables	8

	3.8	Intellectual Property	8

4.	COVENANTS		8
	4.1	Delivery of Instruments and Chattel Paper	8

	4.2	Maintenance of Insurance	8

	4.3	Payment of Obligations	8

	4.4	Maintenance of Perfected Security Interest; Further Documentation	9

	4.5	Changes in Name, etc	9

	4.6	Notices	10

	4.7	Investment Property	10

	4.8	Receivables	10

	4.9	Intellectual Property	10

	4.10	Commercial Tort Claims	11

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5.	REMEDIAL PROVISIONS		11
	5.1	Certain Matters Relating to Receivables	11

	5.2	Communications with Obligors; Grantors Remain Liable	12

	5.3	Proceeds to be Turned Over To Lender	12

	5.4	Application of Proceeds	13

	5.5	Code and Other Remedies	13

	5.6	Deficiency	14

6.	AUTHORITY OF THE LENDER		14
	6.1	Lender’s Appointment as Attorney-in-Fact, etc	14

	6.2	Duty of Lender	16

	6.3	Execution of Financing Statements	16

	6.4	Authority of Lender	16

7.	MISCELLANEOUS		17
	7.1	Amendments in Writing	17

	7.2	Notices	17

	7.3	No Waiver by Course of Conduct; Cumulative Remedies	17

	7.4	Enforcement Expenses; Indemnification	17

	7.5	Successors and Assigns	18

	7.6	Set-Off	18

	7.7	Counterparts	18

	7.8	Severability	19

	7.9	Section Headings	19

	7.10	Integration	19

	7.11	GOVERNING LAW	19

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7.12	Submission To Jurisdiction; Waivers	19

7.13	Acknowledgements	20

7.14	Releases	20

7.15	WAIVER OF JURY TRIAL	21

7.16	Entire Agreement	21

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AMENDED AND RESTATED SECURITY AGREEMENT, dated as of June 28, 2012, made by STRATTEC SECURITY CORPORATION, a Wisconsin Corporation (“Grantor,” and together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of BMO HARRIS BANK N.A. (the “Lender”), who is the Lender under the Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), between STRATTEC Security Corporation (in such capacity, the “Borrower”) and the Lender.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lender has agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Derivative Contracts with one or more of the Grantors;

WHEREAS, in consideration of the premises and to induce the Lender to enter into the Credit Agreement and make the extensions of credit to the Borrower thereunder, the Grantors and the Lender entered into that certain Security Agreement, dated as of August 1, 2011 (the “Prior Security Agreement”);

WHEREAS, the Lender and ADAC-STRATTEC, LLC (“ADAC”), a subsidiary of the Borrower, have agreed to enter into that certain Credit Agreement dated as of the date hereof between ADAC and the Lender (the “ADAC Credit Agreement”);

WHEREAS, it is a condition precedent to the obligation of the Lender to make extensions of credit to ADAC under the ADAC Credit Agreement that the Borrower shall have (i) guaranteed the obligations of ADAC pursuant to a certain Corporate Guarantee Agreement dated as of the date hereof by the Borrower in favor of the Lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) and (ii) granted a security interest in its assets as collateral for its obligations under the Guarantee Agreement; and

WHEREAS, the parties have agreed to amend and restate the Prior Security Agreement to, among other things, secure the obligations under the Guarantee Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby amend and restate the Prior Security Agreement in its entirety as follows:

1.DEFINED TERMS

1.1Definitions

(a)Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and the following terms are used herein as defined in the Wisconsin UCC: Accounts, Certificated

Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights and Supporting Obligations.

(b)The following terms shall have the following meanings:

“Agreement”: this Amended and Restated Security Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral”: as defined in Section 2.

“Collateral Account”: any collateral account established by the Lender as provided in Section 5.1 or 5.3.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, or the other Loan Documents, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Derivative Contract Obligations”: the collective reference to all obligations and liabilities of any of the Grantors (including, without limitation, interest accruing at the then applicable rate provided in any Specified Derivative Contract after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Grantor, whether or not a claim for post-filing or post petition interest is allowed in such proceeding) to any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Derivative Contract or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the relevant Qualified Counterparty that are required to be paid by the Grantor pursuant to the terms of any Specified Derivative Contract).

“Excluded Assets”: the collective reference to (i) any contract, General Intangible, Copyright License, Patent License or Trademark License (“Intangible Assets”), in each case to the extent the grant by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Intangible Asset (A) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such Intangible Asset, (B) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (C) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; provided, that in any event any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Assets to the extent that any of the foregoing is (or if it contained a provision limiting the transferability or pledge thereof would be) subject to Section 409.406 or Section 409.408 of the Wisconsin UCC, and (ii) those assets as to which the Lender shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lender of the security afforded thereby.

“Guarantee Agreement Obligations”: the collective reference to all obligations and liabilities of the Grantors (including, without limitation, interest accruing at the then applicable rate provided in the ADAC Credit Agreement after the maturity of the Loans referred to therein and interest accruing at the then applicable rate provided in the ADAC Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to ADAC, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred in favor of the Lender, which may arise under, out of, or in connection with, the Guarantee Agreement, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Lender that are required to be paid by the Grantor pursuant to the terms of the Guarantee Agreement).

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Obligations”: the collective reference to (i) the Credit Agreement Obligations, (ii) the Guarantee Agreement Obligations, (iii) the Derivative Contract Obligations, (iv) all obligations and liabilities of the Grantors, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise out of, or in connection with, any deposit accounts maintained by Lender or its affiliates for account of any Grantor, or any transfer of funds which may arise out of, or in connection with, such deposit accounts, and (v) all other obligations and liabilities of any Grantor in favor of any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, or determined or undetermined, whether any Grantor is liable individually or jointly with others, including, without limitation, on account of principal, interest or other debts, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Lender or to any Secured Party that are required to be paid by such Grantor), obligations with respect to overdrafts in deposit accounts, letters of credit and bankers’ acceptances, and whether or not any or all such debts, obligations and liabilities are or become barred by any statute of limitations or otherwise unenforceable, and including any of the foregoing that arise after the filing of a petition by or against Grantor under the United States Bankruptcy Code.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Proceeds”: all “proceeds” as such term is defined in Section 409.102(1)(ps) of the Wisconsin UCC on the date hereof and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Counterparty”: with respect to any Specified Derivative Contract, any counterparty thereto that, at the time such Specified Derivative Contract was entered into, was either the Lender or an affiliate of the Lender.

“Receivable”: any right to payment for goods sold, leased, licensed, assigned or otherwise disposed of, or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Lender and any Qualified Counterparties.

“Securities Act”: the Securities Act of 1933, as amended.

“Specified Derivative Contract”: any Derivative Contract entered into by (i) any Grantor and (ii) any Qualified Counterparty.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Wisconsin UCC”: the Uniform Commercial Code as from time to time in effect in the State of Wisconsin.

1.2Other Definitional Provisions

(a)The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

2.GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Lender, and hereby grants to the Lender, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)	all Accounts;
(b)	all Chattel Paper;

(c)	all Deposit Accounts;
(d)	all Documents;
(e)	all Equipment;
(f)	all General Intangibles;
(g)	all Instruments;
(h)	all Intellectual Property;
(i)	all Inventory;
(j)	all Investment Property;
(k)	all Vehicles;
(l)	all Letter-of-Credit Rights;
(m)	all Commercial Tort Claims to the extent they have been identified by notice to the Lender and a security interest has been granted pursuant to Section 4.10;
(n)	all Goods and other property not otherwise described above;
(o)	all books and records pertaining to the Collateral; and
(p)

to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Supporting Obligations in respect of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, that the Collateral shall not include any Excluded Assets.

3.REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into the Credit Agreement and make extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Lender as of the date of this Agreement that:

3.1Representations in Credit Agreement

The representations and warranties set forth in Article 5 of the Credit Agreement as they relate to the Borrower or to the Loan Documents to which the Borrower is a party, each of which is hereby incorporated herein by reference, are true and correct, and the Lender shall be entitled to rely on each of them as if they were fully set forth herein.

3.2Title; No Other Liens

Except for the security interest granted to the Lender for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens expressly permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Lender, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are expressly permitted by the Credit Agreement.

3.3Perfected First Priority Liens

The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3.3(a) (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Lender in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Lender, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor except as provided by applicable law and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for (i) unrecorded Liens expressly permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law and (ii) Liens described on Schedule 3.3(b).

3.4Jurisdiction of Organization; Chief Executive Office

On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or principal place of business, as the case may be, are specified on Schedule 3.4. Such Grantor has furnished to the Lender a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

3.5Inventory and Equipment

On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 3.5.

3.6Investment Property

Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

3.7Receivables

(a)No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Lender to the extent required by Section 4.1.

(b)The amounts represented by such Grantor to the Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be materially accurate.

3.8Intellectual Property

(a)On the date hereof, all material Intellectual Property of such Grantor is valid, subsisting, unexpired and enforceable, has not been abandoned and, to the knowledge of each Grantor, does not infringe the intellectual property rights of any other Person, except as could not reasonably be expected to cause a Material Adverse Change.

(b)On the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

4.COVENANTS

Each Grantor covenants and agrees with the Lender and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full and the Commitment shall have terminated:

4.1Delivery of Instruments and Chattel Paper

If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Lender, duly indorsed in a manner satisfactory to the Lender, to be held as Collateral pursuant to this Agreement.

4.2Maintenance of Insurance

(a)Maintain insurance in such amounts and against such risks as is customary by companies engaged in the same or similar businesses and similarly situated.

(b)All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Lender of written notice thereof, and (ii) name the Lender as lender loss payee (on property and casualty insurance) and as additional insured (on liability insurance).

4.3Payment of Obligations

Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral which can reasonably be expected to result in a Lien on such Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

4.4Maintenance of Perfected Security Interest; Further Documentation

(a)Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall defend such security interest against the claims and demands of all Persons whomsoever (other than the holders of Permitted Liens), except that Grantors shall have no obligation to file any financing statement to perfect or to continue the perfection of the Lender’s security interest.

(b)Such Grantor will furnish to the Lender from time to time statements and schedules reasonably requested by the Lender further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail.

(c)At any time and from time to time, upon the written request of the Lender, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts and Letter-of-Credit Rights, taking any actions necessary to enable the Lender to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

4.5Changes in Name, etc

Such Grantor will not, except upon 30 days’ prior written notice to the Lender and delivery to the Lender of all additional documents reasonably requested by the Lender to maintain the validity, perfection and priority of the security interests provided for herein:

(a)change its jurisdiction of organization or the location of its chief executive office or principal place of business from that referred to in Section 3.4; or

(b)change its name.

4.6Notices

Such Grantor will advise the Lender promptly, in reasonable detail, of:

(a)any Lien (other than security interests created hereby or Liens expressly permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Lender to exercise any of its remedies hereunder; and

(b)the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

4.7Investment Property

(a)In case any distribution of capital shall be made on or in respect of the Investment Property, or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Lender, be delivered to the Lender to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Lender, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b)Without the prior written consent of the Lender, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement (and Liens expressly permitted under the Credit Agreement).

4.8Receivables

Other than in the ordinary course of business, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

4.9Intellectual Property

(a)Such Grantor (either itself or through licensees) will not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material Trademark may become invalidated or impaired in any way.

(b)Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public other than by its expiration.

(c)Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired.

(d)Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Lender within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Lender, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Lender may request to evidence the Lender’s and the Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(e)Notwithstanding anything contained herein to the contrary, no Grantor shall be deemed to be in violation of Sections 4.09(a) through (d) above unless any noncompliance with any such Section could reasonably be expected to cause a Material Adverse Change.

4.10Commercial Tort Claims

If any Grantor shall at any time commence a suit, action or proceeding with respect to any Commercial Tort Claim held by it with a value which such Grantor believes to be of $100,000 or more, such Grantor shall promptly notify the Lender thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Lender for the benefit of the Secured Parties in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.

5.REMEDIAL PROVISIONS

5.1Certain Matters Relating to Receivables

(a)After the occurrence and during the continuance of an Event of Default, the Lender hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Lender’s direction and control, and the Lender may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Lender at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Lender if required, in a Collateral Account maintained under the sole dominion and control of the Lender, subject to withdrawal by the Lender for the account of the

Secured Parties only as provided in Section 5.4, and (ii) until so turned over, shall be held by such Grantor in trust for the Lender and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)At the Lender’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Lender all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

5.2Communications with Obligors; Grantors Remain Liable

(a)The Lender in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables.

(b)Upon the request of the Lender at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Lender for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Lender.

(c)Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each agreement giving rise to any of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any such agreement giving rise thereto. Neither the Lender nor any Secured Party shall have any obligation or liability under any agreement giving rise to any Receivable by reason of or arising out of this Agreement or the receipt by the Lender or any Secured Party of any payment relating thereto, nor shall the Lender or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any agreement giving rise to any Receivable to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3Proceeds to be Turned Over To Lender

In addition to the rights of the Lender and the Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and Instruments shall be held by such Grantor in trust for the Lender and the Secured Parties, segregated from other funds of such Grantor, and upon request by the Lender shall, forthwith upon receipt by such Grantor, be turned over to the Lender in the exact form received by such Grantor (duly indorsed by such Grantor to the Lender, if required). All Proceeds received by the Lender hereunder shall be held by the Lender in a Collateral Account maintained under its sole dominion and control which shall bear interest for the account of the relevant Grantor. All Proceeds while held by the Lender in a Collateral Account (or by such Grantor in trust for the

Lender and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4Application of Proceeds

At such intervals as may be agreed upon by the Borrower and the Lender, or, if an Event of Default shall have occurred and be continuing, at any time at the Lender’s election, the Lender may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Lender under the Loan Documents;

Second, to the Lender, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Lender, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full and the Commitment shall have terminated shall be paid over to whomsoever may be lawfully entitled to receive the same.

5.5Code and Other Remedies

If an Event of Default shall occur and be continuing, the Lender, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Wisconsin UCC or any other applicable law. Without limiting the generality of the foregoing, if an Event of Default shall occur and be continuing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Lender or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold. Each Grantor further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at such Grantor’s premises or elsewhere. The Lender shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 with respect to any Grantor’s Collateral, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral of such Grantor or in any way relating to the Collateral of such Grantor or the rights of the Lender and the Secured Parties hereunder with respect thereto, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of such Grantor, in the order specified in Section 5.4, and only after such application and after the payment by the Lender of any other amount required by any provision of law, including, without limitation, Section 409.615(1)(c) of the Wisconsin UCC, need the Lender account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Lender or any Secured Party arising out of the exercise by them of any rights hereunder without gross negligence, willful misconduct or breach of an enforceable contractual obligation. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.6Deficiency

Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Lender or any Secured Party to collect such deficiency.

6.AUTHORITY OF THE LENDER

6.1Lender’s Appointment as Attorney-in-Fact, etc

(a)Each Grantor hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Lender the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Lender may request to evidence the Lender’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)execute, in connection with any sale provided for in Section 5.5, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v)(1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding against any Grantor with respect to any Collateral and, in connection therewith, give such discharges or releases as the Lender may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Lender shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and do, at the Lender’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Lender reasonably deems necessary to protect, preserve or realize upon the Collateral and the Lender’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(vi)license or sublicense whether on an exclusive or non-exclusive basis, any Intellectual Property for such term and on such conditions and in such manner as the Lender shall in its sole judgment determine and, in connection therewith, such Grantor hereby grants to the Lender for the benefit of the Secured Parties a royalty-free, world-wide irrevocable license of its Intellectual Property.

Anything in this Section 6.1 (a) to the contrary notwithstanding, the Lender agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) and such power of attorney shall not be effective unless an Event of Default shall have occurred and be continuing.

(b)If any Grantor fails to perform or comply with any of its agreements contained herein after the occurrence and during the continuance of an Event of Default, the

Lender, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)The reasonable expenses of the Lender incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Loans that are Adjusted Base Rate Loans under the Credit Agreement, from the date of payment by the Lender to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Lender on demand.

(d)Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2Duty of Lender

The Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 409.207 of the Wisconsin UCC or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Lender and the Secured Parties hereunder are solely to protect the Lender’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Lender or any Secured Party to exercise any such powers. The Lender and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, willful misconduct or breach of an enforceable contractual obligation.

6.3Execution of Financing Statements

Pursuant to any applicable law, each Grantor authorizes the Lender to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Lender reasonably determines appropriate to perfect the security interests of the Lender under this Agreement. Each Grantor authorizes the Lender to use the collateral description “all personal property”, “all personal property, whether now owned or hereafter acquired” or “all assets” in any such financing statements.

6.4Authority of Lender

Each Grantor acknowledges that the rights and responsibilities of the Lender under this Agreement with respect to any action taken by the Lender or the exercise or non-exercise by the Lender of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Lender and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Lender and the Grantors, the Lender shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. Notwithstanding any other provision herein or in any Loan Document, the only duty or responsibility of the Lender to any Qualified Counterparty under this Agreement is the duty to remit to such Qualified Counterparty any amounts to which it is entitled pursuant to Section 5.4.

7.MISCELLANEOUS

7.1Amendments in Writing

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.10 of the Credit Agreement. No consent of any Qualified Counterparty shall be required for any waiver, amendment, supplement or other modification to this Agreement.

7.2Notices

All notices, requests and demands to or upon the Lender or any Grantor hereunder shall be effected in the manner provided for in Section 9.07 of the Credit Agreement.

7.3No Waiver by Course of Conduct; Cumulative Remedies

Neither the Lender nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Lender or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4Enforcement Expenses; Indemnification

(a)Each Grantor agrees to pay, or reimburse each Secured Party and the Lender for, all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Lender.

(b)Each Grantor agrees to pay, and to save the Lender and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)Each Grantor agrees to pay, and to save the Lender and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 9.01 of the Credit Agreement.

(d)The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.5Successors and Assigns

This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Lender and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lender.

7.6Set-Off

Each Grantor hereby irrevocably authorizes the Lender and each Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Lender or such Secured Party may elect, against and on account of the Obligations of such Grantor to the Lender or such Secured Party hereunder and claims of every nature and description of the Lender or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement or any other Loan Document, as the Lender or such Secured Party may elect, whether or not the Lender or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Lender and each Secured Party shall notify such Grantor and the Borrower Representative promptly of any such set-off and the application made by the Lender or such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender or such Secured Party may have.

7.7Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by portable document format (pdf) or by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9Section Headings

The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10Integration

This Agreement and the other Loan Documents represent the agreement of the Grantors, the Lender and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.11GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WISCONSIN.

7.12Submission To Jurisdiction; Waivers

Each Grantor hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the Courts of the State of Wisconsin, the courts of the United States of America for the Eastern District of Wisconsin, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(d)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any exemplary, punitive or consequential damages.

7.13Acknowledgements

Each Grantor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)neither the Lender nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Lender and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

7.14Releases

(a)At such time as the Loans and the other Obligations shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Lender and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Lender shall deliver to such Grantor any Collateral held by the Lender hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)If any of the Collateral is to be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Lender, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.

(c)No consent of any Qualified Counterparty shall be required for any release of Collateral pursuant to this Section.

7.15WAIVER OF JURY TRIAL

EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE LENDER AND EACH SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.16Entire Agreement

This Agreement and the other documents referred to herein constitute the entire agreement between the parties relating to the subject matter hereof and supersede all previous contracts and agreements between the parties hereto, both oral and written.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

STRATTEC SECURITY CORPORATION

By:	/s/ Harold M. Stratton II
	Name:	Harold M. Stratton II
	Title:	Chairman and Chief Executive Officer

And by:	/s/ Patrick J. Hansen
	Name:	Patrick J. Hansen
	Title:	Senior Vice President and Chief Financial Officer

STRATTEC SECURITY CORPORATION Security Agreement Signature Page 1 of 2

BMO HARRIS BANK N.A.

By:	/s/ Michael M. Fordney
	Name:	Michael M. Fordney
	Title:	Senior Vice President

STRATTEC SECURITY CORPORATION Security Agreement Signature Page 2 of 2

Schedule 3.3(a)

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

1. Strattec Security Corporation

Wisconsin Department of Financial Institutions

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Schedule 3.3(b)

EXISTING PRIOR LIENS

	FILING JURISDICTION	SECURED PARTY	FILE NUMBER/ DATE	COLLATERAL
1.	Wisconsin Department of Financial Institutions ("DFI")	GFC Leasing, a division of Gordon Flesch Co.,Inc.	110013518422

ImageRUNNER 3245i DHK17029/W7949, Image RUNNER 3245i DHK 18002/W8042,Image Runner 3230 DFR07740/W7950, ImageRUNNER 3230 DFR07741/W8044, ImageRUNNER 3230 GNG56887/W8165, IR Advance C5030 Base W/ Image Reader GNG56970/W8045, IR Advance C5045 Base W/Duplex Image GQP57120/W8166, including all accessories

2.	DFI	GFC Leasing, a division of Gordon Flesch Co., Inc.	110006674326 filed 6/1/2011	IR Advance C5051 Base W/Duplex Image GQM53030
3.	DFI	GFC Leasing, a division of Gordon Flesch Co., Inc	110005141617 filed 4/28/2011	IR Advance C5051 Base W/Duplex Image GQM50899/W0351

4.	DFI	GFC Leasing, a division of Gordon Flesch Co., Inc	110004090821	IMAGERUNNER ADV C2030 EZS01016/V6529

1

	FILING JURISDICTION	SECURED PARTY	FILE NUMBER/ DATE	COLLATERAL
5.	DFI	MAKINO INC.	110002864323 filed 3/10/2011	ONE MAKINO EDAF3 CNC EDM MACHINE S.N. E80024 WITH ALL ATTACHMENTS
6.	DFI	MAKINO INC	100014605218 filed 12/13/2010	ONE MAKINO F5 VERTICAL MACHINING CENTER S.N. V150038 WITH ALL ATTACHMENTS

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Schedule 3.4

JURISDICTION OF ORGANIZATION, IDENTIFICATION NUMBER AND
LOCATION OF CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	State Identification Number	Location of Chief Executive Office
Strattec Security Corporation	Wisconsin	S045963	3333 West Good Hope Road Milwaukee, WI 53209

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Schedule 3.5

LOCATIONS OF INVENTORY AND EQUIPMENT

STRATTEC SECURITY CORPORATION

Corporate Headquarters and Milwaukee Plant Operations

3333 W. Good Hope Road

Milwaukee, WI. 53209

Phone # (414) 247-3333 or 1-888-710-5770

Fax # 414-247-3329

Detroit Sales Office (DSO)

STRATTEC SECURITY CORP.

2155 Butterfield, Ste. 100

Troy, MI 48084-3401

Phone # (248) 649-9742

Fax # (248) 649-9581

El Paso Warehouse

STRATTEC SECURITY CORPORATION

12170 Rojas Dr Suite E

El Paso TX, 79936

DUNS: 82-622-3968

Phone # (915) 790-5400

Fax # (915) 872-9474

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STRATTEC Mexican Operations – SMO Plant 1

STRATTEC de MEXICO S.A de C.V. (SdM)

C. Auxiliar No. 1 – No. 512

Parque Industrial Gema

Cd. Juarez,

Chihuahua, MEXICO 32640

Phone # (915) 778-6657

Fax # (915) 778-8363

STRATTEC POWER ACCESS LLC (SPA) 2155 Butterfield, Ste. 300 Troy, MI 48084-3401 Phone # (248) 649-9742 Fax # (248) 824-7541

STRATTEC Mexican Operations – SMO Plant 2

STRATTEC de MEXICO S.A de C.V. (SdM)

ADAC-STRATTEC de MEXICO LLC (ASDM)

STRATTEC POWER ACCESS LLC (SPA)

Calle Julio Hernandez #7939

Parque Industrial Los Aztecas

Ciudad Juárez, Chihuahua. México 32679

Phone # (915) 778-6657

Fax # (915) 778-8363

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